                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                            www.travelers.com
NYSE: TRV
Travelers Reports Strong Underwriting and Investment Results

Second Quarter 2021 Net Income per Diluted Share of $3.66 and Return on Equity of 13.0%

Second Quarter 2021 Core Income per Diluted Share of $3.45 and Core Return on Equity of 13.7%

•Strong second quarter net income of $934 million and core income of $879 million.
•Consolidated combined ratio of 95.3% and underlying combined ratio of 91.4%.
•Net investment income of $818 million pre-tax compared to $268 million pre-tax in the prior year quarter.
•Net written premiums of $8.135 billion, up 11% compared to the prior year quarter (8% adjusting for the personal automobile premium refunds in the prior year quarter); growth in all three segments.
•Total capital returned to shareholders of $625 million, including $401 million of share repurchases.
•Book value per share of $116.86, up 10% from June 30, 2020; adjusted book value per share of $103.88, up 13% from June 30, 2020.
•Board of Directors declares regular quarterly cash dividend of $0.88 per share.

New York, July 20, 2021 — The Travelers Companies, Inc. today reported net income of $934 million, or $3.66 per diluted share, for the quarter ended June 30, 2021, compared to a net loss of $40 million, or $0.16 per diluted share, in the prior year quarter. Core income in the current quarter was $879 million, or $3.45 per diluted share, compared to a core loss of $50 million, or $0.20 per diluted share, in the prior year quarter. The improvement was due to higher net investment income, lower catastrophe losses, higher net favorable prior year reserve development and a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses). Net realized investment gains in the current quarter were $61 million pre-tax ($47 million after-tax), compared to $13 million pre-tax ($10 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Net written premiums	$8,135	$7,346	11%		$15,640	$14,692	6%

Total revenues	$8,687	$7,401	17		$17,000	$15,309	11
Net income (loss)	$934	$(40)	NM		$1,667	$560	198
per diluted share	$3.66	$(0.16)	NM		$6.53	$2.19	198
Core income (loss)	$879	$(50)	NM		$1,578	$626	152
per diluted share	$3.45	$(0.20)	NM		$6.18	$2.44	153
Diluted weighted average shares outstanding	253.1	251.6	1		253.6	254.7	—
Combined ratio	95.3%	103.7%	(8.4)	pts	95.9%	99.5%	(3.6)	pts
Underlying combined ratio	91.4%	91.4%	—	pts	90.5%	91.3%	(0.8)	pts
Return on equity	13.0%	(0.6)%	13.6	pts	11.6%	4.3%	7.3	pts
Core return on equity	13.7%	(0.8)%	14.5	pts	12.4%	5.3%	7.1	pts

	As of			Change From
	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2020	June 30, 2020
Book value per share	$116.86	$115.68	$106.42	1%	10%
Adjusted book value per share	103.88	99.54	92.01	4%	13%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.      NM = Not meaningful.

“We are very pleased to report excellent underwriting and investment results, generating second quarter core income of $879 million, or $3.45 per diluted share, and core return on equity of 13.7%,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Higher underlying underwriting income and net favorable prior year reserve development, as well as a lower level of catastrophe losses, all contributed to higher core income compared to the prior year quarter. Underlying underwriting income benefited from record net earned premiums and a strong underlying combined ratio of 91.4%. Our high-quality investment portfolio generated net investment income of $682 million after-tax, reflecting very strong returns in our non-fixed income portfolio. These results, together with our strong balance sheet, enabled us to return $625 million of excess capital to shareholders this quarter, including $401 million of share repurchases.

“For the quarter, net written premiums grew 11%, or 8% adjusting for the auto premium refunds in the prior year quarter, with each of our three segments contributing. In Business Insurance, net written premiums grew by 5%, with renewal premium change of 9.5% near an all-time high, driven by continued strong renewal rate change and higher insured exposures reflecting higher levels of U.S. economic activity. At the same time, retention was higher reflecting stability in the pricing environment and we grew new business by 9%. In Bond & Specialty Insurance, net written premiums increased by 16%, driven by record renewal premium change of 12.7% in our management liability business, while retention remained strong. In Personal Insurance, net written premiums increased by 16%, or 8% adjusting for the auto premium refunds in the prior year quarter. Policies in force in both Auto and Homeowners are at record levels driven by continued strong retention and growth in new business.

“Our excellent top and bottom line results this quarter and for the first half of the year demonstrate the continued successful execution of our strategy to grow the top line at attractive returns, as well as the effectiveness of our well-defined and consistent investment philosophy. Our focused innovation agenda has been an important contributor to the growth and profitability we have achieved, and we will continue to relentlessly pursue our priorities of extending our lead in risk expertise, providing great experiences to our customers, distribution partners and employees, and improving productivity and efficiency. With the momentum we have and the best talent in the industry, we are well positioned to continue to create meaningful shareholder value over time.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain (loss):	$324		$(280)		$604		$541		$8		$533
Underwriting gain (loss) includes:
Net favorable prior year reserve development	182		2		180		499		29		470
Catastrophes, net of reinsurance	(475)		(854)		379		(1,310)		(1,187)		(123)
Net investment income	818		268		550		1,519		879		640
Other income (expense), including interest expense	(72)		(86)		14		(143)		(167)		24
Core income (loss) before income taxes	1,070		(98)		1,168		1,917		720		1,197
Income tax expense (benefit)	191		(48)		239		339		94		245
Core income (loss)	879		(50)		929		1,578		626		952
Net realized investment gains (losses) after income taxes	47		10		37		81		(66)		147
Impact of changes in tax laws and/or tax rates (1)	8		—		8		8		—		8
Net income (loss)	$934		$(40)		$974		$1,667		$560		$1,107

Combined ratio	95.3%		103.7%		(8.4)	pts	95.9%		99.5%		(3.6)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.4)	pts	—	pts	(2.4)	pts	(3.3)	pts	(0.2)	pts	(3.1)	pts
Catastrophes, net of reinsurance	6.3	pts	12.3	pts	(6.0)	pts	8.7	pts	8.4	pts	0.3	pts
Underlying combined ratio	91.4%		91.4%		—	pts	90.5%		91.3%		(0.8)	pts

Net written premiums
Business Insurance	$3,980		$3,777		5%		$8,105		$7,967		2%
Bond & Specialty Insurance	854		734		16		1,577		1,397		13
Personal Insurance	3,301		2,835		16		5,958		5,328		12
Total	$8,135		$7,346		11%		$15,640		$14,692		6%
 (1) Impact is recognized in the accounting period in which the change is enacted

Second Quarter 2021 Results
(All comparisons vs. second quarter 2020, unless noted otherwise)

The Company reported net income of $934 million, compared to a net loss of $40 million in the prior year quarter. Core income of $879 million improved from a core loss of $50 million in the prior year quarter due to higher net investment income, lower catastrophe losses, higher net favorable prior year reserve development and a higher underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes. Net realized investment gains were $61 million pre-tax ($47 million after-tax) compared to $13 million pre-tax ($10 million after-tax) in the prior year quarter.

Combined ratio:

•The combined ratio of 95.3% improved 8.4 points due to lower catastrophe losses (6.0 points) and higher net favorable prior year reserve development (2.4 points).

•The underlying combined ratio of 91.4% was comparable to the prior year quarter. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment. Catastrophe losses primarily resulted from severe wind and hail storms in several regions of the United States.

Net investment income of $818 million pre-tax ($682 million after-tax) increased from $268 million pre-tax ($251 million after-tax) in the prior year quarter. Income from the non-fixed income investment portfolio was $335 million pre-tax ($265 million after-tax) compared to a loss of $234 million pre-tax ($180 million after-tax) in the prior year quarter. The improvement in income from the non-fixed income investment portfolio was primarily due to positive private equity partnership returns in the current quarter compared to negative private equity partnership returns in the prior year quarter. The loss in the non-fixed income investment portfolio in the prior year quarter was related to the disruption in global financial markets during the first quarter of 2020 associated with COVID-19. Non-fixed income returns are generally reported on a one-quarter lagged basis and directionally follow the broader equity markets. Income from the fixed income investment portfolio decreased from the prior year quarter, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments.

Net written premiums of $8.135 billion increased 11%. Adjusting for the premium refunds provided to personal automobile customers in response to COVID-19 and related economic conditions in the prior year quarter, net written premiums increased 8%. See below for further details by segment.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Net income of $1.667 billion increased $1.107 billion due to higher core income and net realized investment gains in the current period compared to net realized investment losses in the prior year period. Core income of $1.578 billion increased by $952 million due to higher net investment income, higher net favorable prior year reserve development and a higher underlying underwriting gain, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes. Net realized investment gains were $105 million pre-tax ($81 million after-tax) compared to net realized investment losses of $85 million pre-tax ($66 million after-tax) in the prior year period.

Combined ratio:

•The combined ratio of 95.9% improved 3.6 points due to higher net favorable prior year reserve development (3.1 points) and a lower underlying combined ratio (0.8 points), partially offset by higher catastrophe losses (0.3 points).

•The underlying combined ratio of 90.5% improved 0.8 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment. Catastrophe losses included the second quarter events described above, as well as winter storms and wind storms in several regions of the United States in the first quarter of 2021.
Net investment income of $1.519 billion pre-tax ($1.272 billion after-tax) increased from $879 million pre-tax ($770 million after-tax) in the prior year period. Income from the non-fixed income investment portfolio was $553 million pre-tax ($439 million after-tax) compared to a loss of $146 million pre-tax ($109 million after-tax) in the prior year period. The improvement in income from the non-fixed income investment portfolio was primarily due to positive private equity partnership returns in the current period compared to negative private equity partnership returns in the prior year period. The loss in the non-fixed income investment portfolio in the prior year period was related to the disruption in global financial markets during the first quarter of 2020 associated with COVID-19. Income from the fixed income investment portfolio decreased from the prior year period, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments.

Net written premiums of $15.640 billion increased 6%. Adjusting for the premium refunds provided to personal automobile customers in response to COVID-19 and related economic conditions primarily in the second quarter of 2020, net written premiums increased 5%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $29.156 billion was comparable to year-end 2020, as lower net unrealized investment gains resulting from higher interest rates, common share repurchases and dividends to shareholders were largely offset by net income of $934 million. Net unrealized investment gains included in shareholders’ equity were $4.112 billion pre-tax ($3.239 billion after-tax) compared to $5.175 billion pre-tax ($4.074 billion after-tax) at year-end 2020. Book value per share of $116.86 increased 10% from June 30, 2020 and increased 1% from year-end 2020. Adjusted book value per share of $103.88, which excludes net unrealized investment gains, increased 13% from June 30, 2020 and increased 4% from year-end 2020.

The Company repurchased 2.6 million shares during the second quarter at an average price of $157.18 per share for a total of $401 million. At the end of the quarter, statutory capital and surplus was $22.797 billion, and the ratio of debt-to-capital was 20.0%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 22.0%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.88 per share. The dividend is payable on September 30, 2021, to shareholders of record at the close of business on September 10, 2021.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting income (loss):	$173		$(273)		$446		$29		$(372)		$401
Underwriting income (loss) includes:
Net favorable prior year reserve development	73		—		73		207		5		202
Catastrophes, net of reinsurance	(149)		(377)		228		(655)		(572)		(83)
Net investment income	615		180		435		1,138		633		505
Other income (expense)	(8)		(6)		(2)		(15)		(22)		7
Segment income (loss) before income taxes	780		(99)		879		1,152		239		913
Income tax expense (benefit)	137		(41)		178		192		8		184
Segment income (loss)	$643		$(58)		$701		$960		$231		$729

Combined ratio	95.3%		107.1%		(11.8)	pts	99.3%		104.6%		(5.3)	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.9)	pts	—	pts	(1.9)	pts	(2.7)	pts	—	pts	(2.7)	pts
Catastrophes, net of reinsurance	3.9	pts	10.1	pts	(6.2)	pts	8.5	pts	7.5	pts	1.0	pts
Underlying combined ratio	93.3%		97.0%		(3.7)	pts	93.5%		97.1%		(3.6)	pts

Net written premiums by market
Domestic
Select Accounts	$726		$734		(1)%		$1,455		$1,533		(5)%
Middle Market	2,087		1,960		6		4,471		4,368		2
National Accounts	213		215		(1)		503		516		(3)
National Property and Other	647		585		11		1,092		1,013		8
Total Domestic	3,673		3,494		5		7,521		7,430		1
International	307		283		8		584		537		9
Total	$3,980		$3,777		5%		$8,105		$7,967		2%

Second Quarter 2021 Results
(All comparisons vs. second quarter 2020, unless noted otherwise)

Segment income for Business Insurance was $643 million after-tax, compared with a segment loss of $58 million after-tax in the prior year quarter. The improvement was due to higher net investment income, lower catastrophe losses, a higher underlying underwriting gain and net favorable prior year reserve development compared with no net prior year reserve development in the prior year quarter. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 95.3% improved 11.8 points due to lower catastrophe losses (6.2 points), a lower underlying combined ratio (3.7 points) and net favorable prior year reserve development compared with no net prior year reserve development in the prior year quarter (1.9 points).

•The underlying combined ratio of 93.3% improved by 3.7 points, primarily reflecting earned pricing that exceeded loss cost trends, as well as lower non-catastrophe weather-related losses and a favorable comparison to a modest net charge related to COVID-19 and related economic conditions in the prior year quarter.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in domestic operations in the workers' compensation product line for multiple accident years, partially offset by an increase in reserves related to run-off operations.

Net written premiums of $3.980 billion increased 5%, reflecting strong renewal premium change and retention, as well as higher new business levels.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Business Insurance was $960 million after-tax, an increase of $729 million. Segment income increased due to higher net investment income, a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by higher catastrophe losses.

Combined ratio:

•The combined ratio of 99.3% improved 5.3 points due to a lower underlying combined ratio (3.6 points) and higher net favorable prior year reserve development (2.7 points), partially offset by higher catastrophe losses (1.0 points).
•The underlying combined ratio of 93.5% improved 3.6 points, primarily reflecting earned pricing that exceeded loss cost trends, as well as a favorable comparison to a net charge related to COVID-19 and related economic conditions in the prior year period.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in domestic operations in the workers' compensation product line for multiple accident years and in the commercial property and commercial automobile product lines for recent accident years, partially offset by an increase in claims handling expense reserves related to run-off operations and an increase to environmental reserves.

Net written premiums of $8.105 billion increased 2%. The benefits of continued strong retention and higher renewal rate change were partially offset by lower net written premiums in the workers' compensation product line due to the impact of COVID-19 and related economic conditions on payrolls.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain:	$165		$40		$125		$272		$132		$140
Underwriting gain includes:
Net favorable (unfavorable) prior year reserve development	44		(33)		77		59		(33)		92
Catastrophes, net of reinsurance	(3)		(7)		4		(27)		(8)		(19)
Net investment income	64		42		22		123		97		26
Other income	6		4		2		9		8		1
Segment income before income taxes	235		86		149		404		237		167
Income tax expense	48		14		34		80		43		37
Segment income	$187		$72		$115		$324		$194		$130

Combined ratio	78.1%		93.8%		(15.7)	pts	81.6%		89.9%		(8.3)	pts
Impact on combined ratio
Net favorable (unfavorable) prior year reserve development	(5.7)	pts	4.7	pts	(10.4)	pts	(3.9)	pts	2.4	pts	(6.3)	pts
Catastrophes, net of reinsurance	0.4	pts	1.0	pts	(0.6)	pts	1.7	pts	0.6	pts	1.1	pts
Underlying combined ratio	83.4%		88.1%		(4.7)	pts	83.8%		86.9%		(3.1)	pts

Net written premiums
Domestic
Management Liability	$497		$438		13%		$941		$839		12%
Surety	232		220		5		432		435		(1)
Total Domestic	729		658		11		1,373		1,274		8
International	125		76		64		204		123		66
Total	$854		$734		16%		$1,577		$1,397		13%

Second Quarter 2021 Results
(All comparisons vs. second quarter 2020, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $187 million after-tax, an increase of $115 million. Segment income increased due to net favorable prior year reserve development in the current quarter compared to net unfavorable prior year reserve development in the prior year quarter, a higher underlying underwriting gain and higher net investment income. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 78.1% improved 15.7 points due to net favorable prior year reserve development in the current quarter compared to net unfavorable prior year reserve development in the prior year quarter (10.4 points), a lower underlying combined ratio (4.7 points) and lower catastrophe losses (0.6 points).

•The underlying combined ratio of 83.4% improved 4.7 points, primarily reflecting earned pricing that exceeded loss cost trends and a lower expense ratio primarily resulting from higher premium volumes.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in the fidelity and surety product lines for recent accident years.

Net written premiums of $854 million increased 16%, reflecting strong retention and renewal premium change in management liability.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $324 million after-tax, an increase of $130 million. Segment income increased due to net favorable prior year reserve development in the current year compared to net unfavorable prior year reserve development in the prior year period, a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 81.6% improved 8.3 points due to net favorable prior year reserve development in the current year compared to net unfavorable prior year reserve development in the prior year period (6.3 points) and a lower underlying combined ratio (3.1 points), partially offset by higher catastrophe losses (1.1 points).

•The underlying combined ratio of 83.8% improved 3.1 points, primarily reflecting earned pricing that exceeded loss cost trends and a lower expense ratio primarily resulting from higher premium volumes.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in the fidelity and surety product lines for recent accident years.

Net written premiums of $1.577 billion increased 13%, driven by the same factors described above for the second quarter of 2021.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change		2021		2020		Change
Underwriting gain (loss):	$(14)		$(47)		$33		$240		$248		$(8)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	65		35		30		233		57		176
Catastrophes, net of reinsurance	(323)		(470)		147		(628)		(607)		(21)
Net investment income	139		46		93		258		149		109
Other income	21		10		11		42		32		10
Segment income before income taxes	146		9		137		540		429		111
Income tax expense (benefit)	25		(1)		26		105		83		22
Segment income	$121		$10		$111		$435		$346		$89

Combined ratio	99.7%		101.3%		(1.6)	pts	95.1%		94.5%		0.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.2)	pts	(1.3)	pts	(0.9)	pts	(4.0)	pts	(1.1)	pts	(2.9)	pts
Catastrophes, net of reinsurance	10.9	pts	18.6	pts	(7.7)	pts	10.8	pts	11.6	pts	(0.8)	pts
Underlying combined ratio	91.0%		84.0%		7.0	pts	88.3%		84.0%		4.3	pts

Net written premiums
Domestic
Automobile	$1,467		$1,204		22%		$2,842		$2,537		12%
Homeowners and Other	1,634		1,458		12		2,778		2,475		12
Total Domestic	3,101		2,662		16		5,620		5,012		12
International	200		173		16		338		316		7
Total	$3,301		$2,835		16%		$5,958		$5,328		12%

Second Quarter 2021 Results
(All comparisons vs. second quarter 2020, unless noted otherwise)

Segment income for Personal Insurance was $121 million after-tax, an increase of $111 million. Segment income increased due to lower catastrophe losses, higher net investment income and higher net favorable prior year reserve development, partially offset by a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 99.7% improved 1.6 points due to lower catastrophe losses (7.7 points) and higher net favorable prior year reserve development (0.9 points), partially offset by a higher underlying combined ratio (7.0 points).

•The underlying combined ratio of 91.0% increased 7.0 points, primarily driven by higher losses in the homeowners and other product line as well as higher losses in the automobile product line due to a comparison to a low level of loss activity (net of premium refunds) in the prior year quarter as a result of the pandemic.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in both the automobile and homeowners and other product lines for recent accident years.

Net written premiums of $3.301 billion increased 16%. Adjusting for the premium refunds provided to personal automobile customers in the prior year quarter, net written premiums increased 8%. Domestic Automobile net written premiums increased 22%. Adjusting for the premium refunds, Domestic Automobile net written premiums increased 4%, driven by strong retention and higher levels of new business. Domestic Homeowners and Other net written premiums increased 12%, driven by strong retention, renewal premium change of 8.2% and higher levels of new business.

Year-to-Date 2021 Results
(All comparisons vs. year-to-date 2020, unless noted otherwise)

Segment income for Personal Insurance was $435 million after-tax, an increase of $89 million. Segment income increased due to higher net favorable prior year reserve development and higher net investment income, partially offset by a lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 95.1% increased 0.6 points due to a higher underlying combined ratio (4.3 points), partially offset by higher net favorable prior year reserve development (2.9 points) and a smaller impact from catastrophe losses (0.8 points).

•The underlying combined ratio of 88.3% increased 4.3 points, primarily driven by higher losses in the homeowners and other product line.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the segment's domestic operations in both the automobile and homeowners and other product lines for recent accident years.

Net written premiums of $5.958 billion increased 12%. Adjusting for the premium refunds provided to personal automobile customers primarily in the second quarter of 2020, net written premiums increased 8%. Domestic Automobile net written premiums increased 12%. Adjusting for the premium refunds, Domestic Automobile net written premiums increased 4% driven by strong retention and higher levels of new business. Domestic Homeowners and Other net written premiums increased 12%, driven by strong retention, renewal premium change of 7.9% and higher levels of new business.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, July 20, 2021. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 1.800.585.8367 within the United States or 1.416.621.4642 outside the United States. All callers should use conference ID 5555606.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $32 billion in 2020. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of COVID-19 and related economic conditions;
•the impact of legislative or regulatory actions or court decisions taken in response to COVID-19 or otherwise;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses;
•the impact of investment, economic and underwriting market conditions, including inflation;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages;
•new product offerings;
•the impact of new or potential trade regulations imposed by the United States or other nations; and
•the impact of developments in the tort environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and

•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the impact of COVID-19 and related risks, including with respect to revenues, claims and claim adjustment expenses, general and administrative expenses, investments, inflation, adverse legislative and/or regulatory action, operational disruptions and heightened cyber security risks and foreign currency exchange rate changes;
•the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products; and
•the Company is subject to additional risks associated with its business outside the United States.

Technology and Intellectual Property Risks

•as a result of cyber attacks or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors, including the ongoing level of uncertainty related to COVID-19.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on July 20, 2021, and in our most recent annual report on Form 10-K filed with the SEC on February 11, 2021, in each case as updated by our periodic filings with the SEC.

 *****
GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income (Loss) to Core Income (Loss) less Preferred Dividends

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2021	2020	2021	2020
Net income (loss)	$934	$(40)	$1,667	$560
Less: Net realized investment (gains) losses	(47)	(10)	(81)	66
Impact of changes in tax laws and/or tax rates (1)	(8)	—	(8)	—
Core income (loss)	$879	$(50)	$1,578	$626
(1) Impact is recognized in the accounting period in which the change is enacted

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2021	2020	2021	2020
Net income (loss)	$1,131	$(85)	$2,022	$635
Less: Net realized investment (gains) losses	(61)	(13)	(105)	85
Core income (loss)	$1,070	$(98)	$1,917	$720

	Twelve Months Ended December 31,
($ in millions, after-tax)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,697	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
(1) Impact is recognized in the accounting period in which the change is enacted
(2) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income (Loss) per Share to Core Income (Loss) per Share on a Basic and Diluted Basis

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Basic income (loss) per share
Net income (loss)	$3.70	$(0.16)	$6.58	$2.19
Adjustments:
Net realized investment (gains) losses, after-tax	(0.19)	(0.04)	(0.32)	0.26
Impact of changes in tax laws and/or tax rates (1)	(0.03)	—	(0.03)	—
Core income (loss)	$3.48	$(0.20)	$6.23	$2.45
Diluted income (loss) per share
Net income (loss)	$3.66	$(0.16)	$6.53	$2.19
Adjustments:
Net realized investment (gains) losses, after-tax	(0.18)	(0.04)	(0.32)	0.25
Impact of changes in tax laws and/or tax rates (1)	(0.03)	—	(0.03)	—
Core income (loss)	$3.45	$(0.20)	$6.18	$2.44
(1) Impact is recognized in the accounting period in which the change is enacted

Reconciliation of Segment Income (Loss) to Total Core Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2021	2020	2021	2020
Business Insurance	$643	$(58)	$960	$231
Bond & Specialty Insurance	187	72	324	194
Personal Insurance	121	10	435	346
Total segment income	951	24	1,719	771
Interest Expense and Other	(72)	(74)	(141)	(145)
Total core income (loss)	$879	$(50)	$1,578	$626

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of June 30,
($ in millions)	2021	2020
Shareholders’ equity	$29,156	$26,943
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(3,239)	(3,646)
Net realized investment (gains) losses, net of tax	(81)	66
Impact of changes in tax laws and/or tax rates (1)	(8)	—
Adjusted shareholders’ equity	$25,828	$23,363
(1) Impact is recognized in the accounting period in which the change is enacted

	As of December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$29,201	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(4,074)	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$25,116	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
(1) Impact is recognized in the accounting period in which the change is enacted
(2) Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2021	2020	2021	2020
Annualized net income (loss)	$3,736	$(157)	$3,335	$1,120
Average shareholders’ equity	28,712	26,074	28,723	25,824
Return on equity	13.0%	(0.6)%	11.6%	4.3%
Annualized core income (loss)	$3,514	$(197)	$3,155	$1,253
Adjusted average shareholders’ equity	25,656	23,353	25,464	23,474
Core return on equity	13.7%	(0.8)%	12.4%	5.3%

Average annual core return on equity over a period is the ratio of: (a) the sum of core income (loss) less preferred dividends for the periods presented to (b) the sum of: (1) the sum of the adjusted average shareholders’ equity for all full years in the period presented and (2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

	Twelve Months Ended December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,790	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	11.3%	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2021 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax except as noted)	2021	2020	2021	2020
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$617	$572	$1,352	$1,166
Pre-tax impact of catastrophes	(475)	(854)	(1,310)	(1,187)
Pre-tax impact of net favorable prior year loss reserve development	182	2	499	29
Pre-tax underwriting gain (loss)	324	(280)	541	8
Income tax expense (benefit) on underwriting results	71	(48)	122	20
Underwriting gain (loss)	253	(232)	419	(12)
Net investment income	682	251	1,272	770
Other income (expense), including interest expense	(56)	(69)	(113)	(132)
Core income (loss)	879	(50)	1,578	626
Net realized investment gains (losses)	47	10	81	(66)
Impact of changes in tax laws and/or tax rates (1)	8	—	8	—
Net income (loss)	$934	$(40)	$1,667	$560
(1) Impact is recognized in the accounting period in which the change is enacted

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2021	2020	2021	2020
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,045	$5,107	$10,015	$9,896
Less:
Policyholder dividends	10	8	21	20
Allocated fee income	39	44	77	85
Loss ratio numerator	$4,996	$5,055	$9,917	$9,791
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,254	$1,173	$2,461	$2,351
General and administrative expenses (G&A)	1,174	1,121	2,337	2,258
Less:
Non-insurance G&A	77	52	147	107
Allocated fee income	65	70	128	137
Billing and policy fees and other	27	17	54	45
Expense ratio numerator	$2,259	$2,155	$4,469	$4,320
Earned premium	$7,616	$6,955	$15,002	$14,184
Combined ratio (1)
Loss and loss adjustment expense ratio	65.6%	72.7%	66.1%	69.0%
Underwriting expense ratio	29.7%	31.0%	29.8%	30.5%
Combined ratio	95.3%	103.7%	95.9%	99.5%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
($ in millions, except per share amounts)	June 30, 2021	December 31, 2020	June 30, 2020
Shareholders’ equity	$29,156	$29,201	$26,943
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,239	4,074	3,646
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	25,917	25,127	23,297
Less:
Goodwill	4,020	3,976	3,925
Other intangible assets	314	317	319
Impact of deferred tax on other intangible assets	(63)	(59)	(49)
Tangible shareholders’ equity	$21,646	$20,893	$19,102
Common shares outstanding	249.5	252.4	253.2
Book value per share	$116.86	$115.68	$106.42
Adjusted book value per share	103.88	99.54	92.01
Tangible book value per share	86.76	82.77	75.45

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	June 30, 2021	December 31, 2020
Debt	$7,290	$6,550
Shareholders’ equity	29,156	29,201
Total capitalization	36,446	35,751
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	3,239	4,074
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$33,207	$31,677
Debt-to-capital ratio	20.0%	18.3%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22.0%	20.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2021, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825